Exhibit 99.1

Terra Industries Inc.	For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com

Terra Industries Inc. Reports Fourth Quarter and
Full-Year Results; Declares Dividend

SIOUX CITY, IOWA (February 18, 2010)—Terra Industries Inc. (NYSE: TRA) (“Terra”) announced adjusted income attributable to common stockholders for the 2009 fourth quarter of $74.0 million ($0.75 per diluted share), excluding special charges of $77.8 million ($0.79 per diluted share) for a quarterly loss attributable to common stockholders of $3.8 million ($0.04 per diluted share). This compares to income of $164.7 million ($1.65 per diluted share) for the same period in 2008.
Terra’s full-year 2009 adjusted income attributable to common stockholders was $239.0 million ($2.39 per diluted share), excluding special charges of $86.4 million ($0.86 per diluted share), for yearly income attributable to common stockholders of $152.6 million ($1.53 per diluted share). This compares to income of $631.9 million ($6.20 per diluted share) for full year 2008. Terra’s full-year 2009 adjusted results represent the third-best annual financial performance in the company’s history.
Terra also declared a dividend of $0.10 per common share, payable April 7, 2010, to holders of record as of March 17, 2010.
Analysis of Fourth Quarter Results
Revenues for the 2009 fourth quarter totaled $361.1 million, compared to revenues of $683.5 million for the 2008 fourth quarter. Selling price declines decreased revenues by 53 percent, and were partially offset by sales volume gains in ammonia

SUMMARY

Q4/09 vs. Q4/08:
•	$760 million returned to shareholders in Q4 2009.

•	Net income of $74.0 million, excluding special charges in Q4 2009.

•	Natural gas costs declined 59%.

•	Ammonia and urea sales volumes increased 13 and 47%.

•	Ammonia, UAN, urea and AN selling prices decreased 52, 60, 36 and 46%.

and urea, which increased revenues by 9 percent. The lower selling prices were due to generally weaker nitrogen demand related to the overall economic climate. The stronger ammonia and urea sales volumes reflect the timing of restocking activity through the fourth quarter and healthy sales into environmental markets.
Lower natural gas prices helped to reduce fourth quarter 2009 production costs by $205 million, compared to the 2008 fourth quarter.
Selling, general and administrative expenses in the 2009 fourth quarter reflected additional costs related to long-term incentive accruals as a result of changes in the Terra stock price. Fourth quarter long-term incentive compensation expense was $5.0 million higher than the prior-year comparable amount.
During the 2009 fourth quarter, Terra’s GrowHow UK joint venture benefited from 63 percent lower gas prices and a 5 percent increase in sales volumes, which offset the 7 percent decrease in selling prices, as compared to the 2008 fourth quarter.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

Special charges for the quarter included:
▪	$42.8 million ($0.43 per diluted share) in U.S. tax expense associated with the repatriation of funds to the U.S.

▪	$32.4 million, net of tax ($0.33 per diluted share) for the early retirement of debt; and

▪	$2.6 million, net of tax ($0.03 per diluted share) of other operating expenses related to the unsolicited proposals by CF Industries Holdings, Inc.
Analysis of Full-Year Results
Revenues for 2009 totaled $1,581.4 million, compared to $2,891.5 million for 2008. Sales price declines decreased revenues by 41 percent and sales volume reductions in all product lines but urea decreased revenues by 10 percent, due generally to reduced demand related to the economic slowdown.
Lower 2009 natural gas costs due to a favorable supply/demand balance decreased production costs by $489 million compared to 2008.
2009 cost of sales reflects the curtailment of ammonia production at the Donaldsonville and Woodward plants and maintenance turnarounds at the Yazoo City, Woodward, Verdigris and Courtright facilities in the first, second, third and fourth quarters, respectively. The cost of these activities was approximately $35.1 million on a pretax basis ($21.3 million after tax) or $0.21 per diluted share.
Special charges for 2009 included:
▪	$42.8 million ($0.43 per diluted share) in U.S. tax expense associated with the repatriation of funds to the U.S.;

▪	$32.4 million, net of tax ($0.32 per diluted share) for the early retirement of debt; and

▪	$11.2 million, net of tax ($0.11 per diluted share) of other operating expenses related to unsolicited proposals by CF Industries Holdings, Inc.
Terra’s income tax expense for 2009 and 2008 was $74.3 million and $239.9 million, respectively. The effective tax rate for 2009 and 2008 was 32.9 percent and 27.5 percent, respectively. Excluding the $42.8 million tax repatriation charge, the effective tax rate for 2009 was 14.0 percent.
Forward Natural Gas Position
Terra’s forward purchase contracts at Dec. 31, 2009, fixed prices for about 14 percent of its next 12 months’ natural gas needs at about $8.4 million less than published prices for Dec. 31, 2009 forward markets. These forward positions hedge production costs primarily associated with product that Terra has sold and plans to ship in the 2010 first half.
Cash Balances, Customer Prepayments and Dividends
Cash balances totaled $501.3 million and customer prepayments totaled $39.2 million at Dec. 31, 2009. Terra expects to ship products under customer prepay agreements during the 2010 first half.
In addition to its $0.10-per-share regular quarterly dividends, Terra returned an aggregate of approximately $750 million to shareholders with the payment of its $7.50-per-share special dividend on Dec. 11, 2009. Over the past three years Terra has delivered 108 percent of its net income to shareholders in the form of share repurchases and dividends.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

Pending Acquisition by Yara
Terra announced on Feb. 15, 2010, that its Board of Directors had unanimously approved a definitive merger agreement under which Yara International ASA (OSLO: YAR.OL) (Yara) will acquire all of the outstanding shares of Terra common stock for US$41.10 per share in cash. The transaction has a total equity value of approximately US$4.1 billion.
CEO’s Remarks
“Terra’s fourth quarter and full-year results reflect the gradual pace of recovery from the weakened market conditions that prevailed through most of 2009,” said Terra President and CEO Michael Bennett. “Moderate natural gas prices for the quarter and year helped reduce our costs significantly, but could not fully counter the effects of much lower nitrogen products selling prices. While sales volumes for the full year lagged those of 2008, fourth quarter sales volumes increased over the previous year, signaling the start of what we believe will be a solid market rebound.
“Since quarter’s end, Terra has announced an agreement to be purchased by Yara International ASA. We believe this transaction represents a compelling opportunity for all Terra stakeholders, and look forward to refocusing our efforts on completing the transaction and then achieving a smooth integration of these two highly complementary companies.”
Conference Call Details
Terra management will conduct a conference call to discuss these fourth quarter and full-year results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2009 revenues of $1.6 billion, is a leading North American producer and marketer of nitrogen products.
Important Information
Terra Industries Inc. (“Terra”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement regarding the proposed business combination with Yara International ASA (“Yara”). Investors and security holders are urged to read the proxy statement relating to such business combination and any other relevant documents filed with the SEC (when available), because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Regarding Participants
Terra, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of Terra’s security holders in connection with the proposed business combination with Yara. Security holders may obtain information regarding the names,

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, its definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, and its Current Report on Form 8-K filed with the SEC on December 1, 2009. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the proposed business combination with Yara when it is filed by Terra with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. In particular, statements about the proposed business combination with Yara and the completion of the Carseland acquisition and the benefits to Terra from such acquisition are forward-looking statements and may not necessarily occur. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
▪	the possibility that various closing conditions for the proposed business combination with Yara may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction,

▪	the risk that Terra’s stockholders fail to approve the proposed business combination,

▪	the risk that Yara’s stockholders fail to approve the proposed capital increase for its rights offering,

▪	that risk that the proposed business combination with Yara will not close within the anticipated time period,

▪	the risk that disruptions from the proposed business combination with Yara will harm Terra’s relationships with its customers, employees and suppliers,

▪	the diversion of management time on issues related to the proposed business combination with Yara,

▪	the outcome of any legal proceedings challenging the proposed business combination with Yara,

▪	the amount of the costs, fees, expenses and charges related to the proposed business combination with Yara,

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

▪	the risk that the closing of the Carseland acquisition, which is conditioned on the completion of Agrium’s unsolicited bid for CF Industries Holdings, Inc., may not occur,

▪	risks related to potential acquisition transactions,

▪	changes in financial and capital markets,

▪	general economic conditions within the agricultural industry,

▪	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

▪	changes in product mix,

▪	changes in the seasonality of demand patterns,

▪	changes in weather conditions,

▪	changes in environmental and other government regulations,

▪	changes in agricultural regulations and

▪	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
# # #

Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands except per-share amounts)	2009	2008	2009	2008

Revenues
Product revenues	$360,048	$681,857	$1,576,528	$2,880,255
Other income	1,082	1,607	4,904	11,224

Total revenues	361,130	683,464	1,581,432	2,891,479

Costs and Expenses
Cost of sales	273,908	495,883	1,195,176	2,028,252
Selling, general and administrative expenses	17,363	12,498	67,137	70,736
Other operating expenses	3,740	—	18,000	—
Equity earnings of North American affiliates	(6,822)	(10,572)	(17,702)	(56,237)

Total costs and expenses	288,189	497,809	1,262,611	2,042,751

Income from operations	72,941	185,655	318,821	848,728
Interest income	436	4,040	4,136	23,370
Interest expense	(11,613)	(6,782)	(31,860)	(27,369)
Loss on early retirement of debt	(53,476)	—	(53,476)	—

Income before income taxes, noncontrolling interest and equity earnings of GrowHow UK Limited	8,288	182,913	237,621	844,729
Income tax provision	(18,450)	(10,109)	(74,299)	(239,851)
Equity earnings of GrowHow UK Limited	11,720	6,592	14,177	95,578

Income from continuing operations, net of tax	1,558	179,396	177,499	700,456
Income from discontinued operations, net of tax	308	657	1,118	8,269

Net income	1,866	180,053	178,617	708,725
Less: Net income attributable to the noncontrolling interest	5,630	15,315	25,984	67,684

Net (loss) income attributable to Terra Industries Inc.	$(3,764)	$164,738	152,633	641,041

Amounts Attributable to Terra Industries Inc. Common Stockholders:
(Loss) Income from continuing operations, net of tax	$(4,072)	$164,081	$151,515	$632,772
Income from discontinued operations, net of tax	308	657	1,118	8,269
Less: Inducement payment of preferred stock Conversion	—	18	—	5,266
Less: Preferred share dividends	5	51	56	3,876

Net (loss) income attributable to Terra Industries Inc. Common Stockholders	$(3,769)	$164,669	$152,577	$631,899

Basic Income (Loss) per Common Share Attributable to Terra Industries Inc. Common Stockholders:
Continuing operations	$(0.04)	$1.65	$1.53	$6.65
Discontinued operations	—	0.01	0.01	0.09

Basic earnings per common share	$(0.04)	$1.66	$1.54	$6.74

Diluted Income (Loss) per Common Share Attributable to Terra Industries Inc. Common Stockholders:
Continuing operations	$(0.04)	$1.64	$1.52	$6.12
Discontinued operations	—	0.01	0.01	0.08

Diluted earnings per common share	$(0.04)	$1.65	$1.53	$6.20

Weighted average shares outstanding:
Basic	99,628	99,803	99,386	93,827
Diluted	99,628	100,716	99,992	103,359
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

Terra Industries Inc.
Summarized Financial Position
(unaudited)

	December 31,
(in thousands)	2009	2008

Assets
Cash and cash equivalents	$501,310	966,700
Accounts receivable, net	100,216	130,390
Inventories, net	137,073	197,091
Margin deposits with derivative counterparties	—	36,945
Other current assets	87,703	61,338

Total current assets	826,302	1,392,464

Property, plant and equipment, net	456,702	403,313
Equity method investments	258,860	270,915
Deferred plant turnaround costs, net	25,011	23,467
Other assets	32,868	22,858

Total assets	1,599,743	2,113,017

Liabilities and Stockholders’ Equity
Accounts payable	$87,898	$99,893
Customer prepayments	39,238	111,592
Derivative hedge liabilities	281	125,925
Accrued and other current liabilities	78,792	127,770

Total current liabilities	206,209	465,180

Long-term debt	602,434	330,000
Deferred taxes	76,819	61,443
Pension liabilities	27,521	9,170
Other liabilities	101,126	78,553

Total liabilities	1,014,109	944,346

Preferred Shares—liquidation value of $500 and $1,600	483	1,544

Common Stockholders’ Equity
Capital stock
Common Shares—authorized 133,500 shares; 99,841 and 99,330 shares outstanding	152,802	152,111
Paid-in capital	446,078	579,164
Accumulated other comprehensive loss	(120,362)	(175,529)
Retained earnings	12,219	507,299

Total common stockholders’ equity	490,737	1,063,045
Noncontrolling interest	94,414	104,082

Total equity	585,151	1,167,127

Total liabilities and equity	$1,599,743	$2,113,017

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

Terra Industries Inc.
Summarized Cash Flows
(unaudited)

	Twelve Months Ended December 31,
(in thousands)	2009	2008

Operating Activities
Net income	$178,617	$708,725
Income from discontinued operations, net of tax	1,118	8,269

Income from continuing operations, net of tax	177,499	700,456
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	84,840	78,854
Loss on sales of property, plant and equipment	827	2,321
Deferred income taxes	(18,236)	(15,180)
Distributions in excess of equity earnings of North American affiliates	4,074	8,343
Equity earnings of GrowHow UK Limited	(14,177)	(95,578)
Non-cash loss on derivatives	675	39,779
Share-based compensation	16,174	8,104
Amortization of intangible and other assets	9,719	8,705
Non-cash loss on early retirement of debt	4,546	—
Changes in operating assets and liabilities:
Accounts receivable	27,874	36,310
Inventories	65,036	(71,422)
Accounts payable and customer prepayments	(87,584)	(197,452)
Margin deposits with derivative counterparties	36,945	(36,307)
Derivative hedge liabilities	(125,644)	111,192
Other assets and liabilities, net	20,435	(103,142)

Net cash flows from operating activities—continuing operations	203,003	474,983
Net cash flows from operating activities—discontinued operations	1,118	8,161

Net cash flows from operating activities	204,121	483,144

Investing Activities
Capital expenditures and plant turnaround expenditures	(133,934)	(89,307)
Proceeds from sale of property, plant and equipment	188	2,073
Distributions received from North American affiliates	14,049	8,180
Contribution settlement received from GrowHow UK Limited	—	27,427
Balancing consideration and other payments from GrowHow UK Limited	21,205	61,272

Net cash flows from investing activities—continuing operations	(98,492)	9,645
Net cash flows from investing activities—discontinued operations	5,356	41,879

Net cash flows from investing activities	(93,136)	51,524

Financing Activities
Issuance of debt	589,788	—
Payments under borrowing arrangements	(317,475)	—
Payments for debt issuance costs	(14,360)	—
Preferred share dividends paid	(56)	(3,876)
Inducement payment to preferred stockholders	—	(5,266)
Common stock dividends paid	(788,588)	(28,274)
Common stock issuances and vestings	(6,642)	(9,839)
Excess tax benefits from equity compensation plans	6,304	12,122
Payments under share repurchase program	—	(157,500)
Distributions to noncontrolling interests	(41,149)	(69,557)

Net cash flows from financing activities	(572,178)	(262,190)

Effect of exchange rate changes on cash	(4,197)	(4,016)

(Decrease) increase to cash and cash equivalents	(465,390)	268,462
Cash and cash equivalents at beginning of period	966,700	698,238

Cash and cash equivalents at end of period	$501,310	$966,700

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	February 18, 2010

Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Sales Volumes and Prices
Note: All UAN data for 2009 and 2008 are expressed on a 32% nitrogen basis.

	Three Months Ended December 31,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]

Ammonia (tons)	412	$301	366	$623
UAN (tons)	865	147	846	368
Urea (tons) [2]	69	301	47	473
Ammonium nitrate (tons) [3]	229	173	229	321
Natural gas cost[4]	$4.52		$11.01

	Twelve Months Ended December 31,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]

Ammonia (tons)	1,607	$313	1,670	$552
UAN (tons)	3,226	196	3,917	335
Urea (tons) [2]	284	307	249	467
Ammonium nitrate (tons) [3]	879	196	990	309
Natural gas cost[4]	$4.85		$9.33
1.	After deducting outbound freight costs.

2.	Urea sales volumes and prices include granular urea and urea solutions data. Previous financial reports did not includes urea solutions data.

3.	AN sales volumes and prices include ag grade AN, industrial grade AN (IGAN) and ammonium nitrate solution (ANS). Previous financial reports did not include ANS data.

4.	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net costs of derivatives for the fourth quarter and full year of 2009 were $4.6 million and $112.1 million, respectively. Excluding the impact of 2009 hedge costs, natural gas cost was $4.37 per MMBtu and $3.82 per MMBtu for the 2009 fourth quarter and full year, respectively. The net cost of derivatives for the 2008 fourth quarter was $189.5 million and $172.5 million, respectively. Excluding the impact of 2008 hedge costs, natural gas cost was $9.05 per MMBtu and $8.10 per MMBtu for the 2008 fourth quarter and full year, respectively.
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA